Exhibit 99.1

CONTACT:	Mark J. Plush
Senior Vice President and
Chief Financial Officer

Keithley Instruments, Inc. 28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
FOR IMMEDIATE RELEASE	http://www.keithley.com
KEITHLEY INSTRUMENTS ACQUIRED BY DANAHER CORPORATION
Cleveland, Ohio — December 8, 2010 — Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced completion of the merger of Aegean Acquisition Corporation, an indirect wholly owned subsidiary of Danaher Corporation, into Keithley pursuant to the previously announced Merger Agreement dated September 29, 2010 among Danaher Corporation, Aegean Acquisition Corporation and Keithley. Under the terms of the merger agreement, each outstanding common share and class B common share of Keithley has been converted into the right to receive $21.60 per share, in cash, without interest. Keithley is now an indirect wholly owned subsidiary of Danaher Corporation and, as a result of the completion of the merger, Keithley shares will cease to trade on the New York Stock Exchange at the close of the market today.
Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to have completed this transaction with Danaher, which we believe represents the best possible way to deliver maximum value to our shareholders. Keithley has a bright future under the ownership of Danaher and, I would like to thank every employee for their hard work and dedication that have brought us to this day.”
About Keithley Instruments, Inc.
With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test. We serve customers in more than 80 countries and generated $126.9 million of revenue and net income of $24.9 million during our fiscal year ended September 30, 2010.